Exhibit (c)(68)

Project Alpine Tax Discussion Materials June 19, 2018 CONFIDENTIAL DRAFT SUBJECT TO CHANGE

Transaction Tax Implications

CONFIDENTIAL DRAFT
SUBJECT TO CHANGE

For Average Unitholder	
AMGP Share Price	$19.08
Exchange Ratio	1.600x
Offer Price	$30.53
Average EOY 2017 Tax Basis	**$23.27**
Detail of Gains (per Unit)	
Average Ordinary Gain	$3.37
Average Capital Gain	3.89
Total Gain	**$7.26**
Average Assumed Passive Activity Loss	($1.08)
Tax on Gain (per Unit)	
Federal Ordinary Income Tax Rate	37.0%
Individual MLP Investor Deduction Rate	20.0%
Adjusted Ordinary Tax Rate	29.6%
ACA Tax	3.8%
Federal Tax Rate	33.4%
Federal Capital Gains Tax Rate	23.8%
Effective State Tax Rate[3]	5.2%
PAL Rate	37.0%
PAL Gain Deduction	($0.40)
Tax on Ordinary Gain	$0.72
Effective Ordinary Gain Tax Rate	*21.5%*
Tax on Capital Gain	$0.93
Effective Capital Gain Tax Rate	*23.8%*
State Tax Ordinary Income[3]	$0.17
Effective Ordinary Gain Tax Rate	*5.2%*
State Tax Capital Gain[3]	$0.20
Effective Capital Gains Tax Rate	*5.2%*
Total Tax on Gain	**$2.03**
Total Effective Tax Rate	*27.9%*

For IPO Investor - Average Basis[1]	
AMGP Share Price	$19.08
Exchange Ratio	1.600x
Offer Price	$30.53
Average EOY 2017 Tax Basis	**$20.51**
Detail of Gains (per Unit)	
Average Ordinary Gain	$4.83
Average Capital Gain	5.19
Total Gain	**$10.02**
Average Assumed Passive Activity Loss	($1.46)
Tax on Gain (per Unit)	
Federal Ordinary Income Tax Rate	37.0%
Individual MLP Investor Deduction Rate	20.0%
Adjusted Ordinary Tax Rate	29.6%
ACA Tax	3.8%
Federal Tax Rate	33.4%
Federal Capital Gains Tax Rate	23.8%
Effective State Tax Rate[3]	5.2%
PAL Rate	37.0%
PAL Gain Deduction	($0.54)
Tax on Ordinary Gain	$1.07
Effective Ordinary Gain Tax Rate	*22.3%*
Tax on Capital Gain	$1.24
Effective Capital Gain Tax Rate	*23.8%*
State Tax Ordinary Income[3]	$0.25
Effective Ordinary Gain Tax Rate	*5.2%*
State Tax Capital Gain[3]	$0.27
Effective Capital Gains Tax Rate	*5.2%*
Total Tax on Gain	**$2.83**
Total Effective Tax Rate	*28.2%*

For IPO Investor - IPO Basis[2]		
AMGP Share Price	$19.08	$19.08
Exchange Ratio	1.600x	1.600x
Offer Price	$30.53	$30.53
Average EOY 2017 Tax Basis	**$20.51**	**$20.51**
Detail of Gains (per Unit)		
Average Ordinary Gain	$6.56	$6.56
Average Capital Gain	3.46	3.46
Total Gain	**$10.02**	**$10.02**
Assumed Passive Activity Loss	($1.00)	($1.00)
Tax on Gain (per Unit)[2]	**TPH**	**Committee**
Federal Ordinary Income Tax Rate	37.0%	32.0%
Individual MLP Investor Deduction Rate	20.0%	20.0%
Adjusted Ordinary Tax Rate	29.6%	25.6%
ACA Tax	3.8%	3.8%
Federal Tax Rate	33.4%	29.4%
Federal Capital Gains Tax Rate	23.8%	15.0%
Effective State Tax Rate[3]	5.2%	4.6%
PAL Rate	37.0%	0.0%
PAL Gain Deduction	($0.37)	($1.00)
Tax on Ordinary Gain	$1.82	$1.63
Effective Ordinary Gain Tax Rate	*27.8%*	*24.9%*
Tax on Capital Gain	$0.82	$0.65
Effective Capital Gain Tax Rate	*23.8%*	*18.8%*
State Tax Ordinary Income[3]	$0.34	$0.26
Effective Ordinary Gain Tax Rate	*5.2%*	*3.9%*
State Tax Capital Gain[3]	$0.18	$0.16
Effective Capital Gains Tax Rate	*5.2%*	*4.6%*
Total Tax on Gain	**$3.16**	**$2.70**
Total Effective Tax Rate	*31.6%*	*27.0%*

Source: FactSet as of 6/8/18 and Wall Street research.
Note: Provided by management.
(1) Assumed average passive activity loss and tax on ordinary gain for IPO investor utilizes company provided estimates based on a per unit basis range of $19.00-$22.00.
(2) Provided by Committee; TPH column adjusted Committee assumptions to conform tax rates & methodology and Committee column left as is.
(3) State income tax based on a weighted average of West Virginia and Ohio income taxes assuming 75% of income is earned in West Virginia and 25% is earned in Ohio.

TUDOR PICKERING HOLT & CO ENERGY INVESTMENT & MERCHANT BANKING

2

Disclosure Statement Tudor, Pickering, Holt & Co. does not provide accounting, tax or legal advice. In addition, we mutually agree that, subject to applicable law, you (and your employees, representatives and other agents) may disclose any aspects of any potential transaction or structure described herein that are necessary to support any U.S. federal income tax benefits, and all materials of any kind (including tax opinions and other tax analyses) related to those benefits, with no limitations imposed by Tudor, Pickering, Holt & Co. About The Firm Tudor, Pickering, Holt & Co. is an integrated energy investment and merchant bank, providing high quality advice and services to institutional and corporate clients. Through the company’s two broker-dealer units, Tudor, Pickering, Holt & Co. Securities, Inc. (TPHCSI) and Tudor Pickering Holt & Co Advisors LP (TPHCA), members FINRA, the company offers securities and investment banking services to the energy community. TPH Asset Management LP (TPHAM) is an SEC registered investment adviser that delivers a suite of energy investment strategies. TPH Partners Group LP is a relying advisor of TPHAM. Certain employees of TPHAM are also employees of TPHCSI. The information contained herein is confidential (except for information relating to United States tax issues) and may not be reproduced in whole or in part. Tudor, Pickering, Holt & Co. assumes no responsibility for independent verification of third-party information and has relied on such information being complete and accurate in all material respects. To the extent such information includes estimates and forecasts of future financial performance (including estimates of potential cost savings and synergies) prepared by, reviewed or discussed with the managements of your company and/ or other potential transaction participants or obtained from public sources, we have assumed that such estimates and forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such managements (or, with respect to estimates and forecasts obtained from public sources, represent reasonable estimates). These materials were designed for use by specific persons familiar with the business and the affairs of your company and Tudor, Pickering, Holt & Co. materials. The firm, headquartered in Houston, Texas, has approximately 170 employees and offices in Calgary, Canada; Denver, Colorado; and New York, New York. Its affiliate, Tudor, Pickering Holt & Co. International, LLP, is located in London, England. Its Canadian affiliate, Tudor Pickering Holt & Co Securities – Canada LP, is located in Calgary, Alberta. Contact Us Houston (Research, Sales and Trading): 713-333-2960 Houston (Investment Banking): 713-333-7100 Houston (Asset Management): 713-337-3999 Denver (Sales): 303-300-1900 Denver (Investment Banking): 303-300-1900 New York (Investment Banking): 212-610-1660 New York (Research, Sales): 212-610-1600 London: +011 44(0) 20 3008 6428 Calgary: 403-705-7830 Under no circumstances is this presentation to be used or considered as an offer to sell or a solicitation of any offer to buy, any security. Prior to making any trade, you should discuss with your professional tax, accounting, or regulatory advisers how such particular trade(s) affect you. This brief statement does not disclose all of the risks and other significant aspects of entering into any particular transaction. Tudor, Pickering, Holt & Co. International, LLP is authorized and regulated by the Financial Conduct Authority and is the United Kingdom affiliate of www.TPHco.com Tudor, Pickering, Holt & Co. Copyright 2018 — Tudor, Pickering, Holt & Co. 3 CONFIDENTIAL DRAFT SUBJECT TO CHANGE